    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 21, 1998.
                                              REGISTRATION NO. 333-_____________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  -------------
                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                  -------------
                             THE VANTIVE CORPORATION
             (Exact name of Registrant as specified in its charter)
                                  -------------
              DELAWARE                              77-0266662
   (State or other jurisdiction of                (I.R.S. Employer
    incorporation or organization)               Identification No.)

                              2455 AUGUSTINE DRIVE
                              SANTA CLARA, CA 95054
                                 (408) 982-5700
               (Address, including zip code, and telephone number,
                      including area code, of Registrant's
                          principal executive offices)
                                  -------------
                                 JOHN R. LUONGO
                       PRESIDENT, CHIEF EXECUTIVE OFFICER
                             THE VANTIVE CORPORATION
                   2455 AUGUSTINE DRIVE, SANTA CLARA, CA 95054
                                 (408) 982-5700
     (Name,address, including zip code, and telephone number, including area code, of agent for service) Copies to:

                            DENNIS C. SULLIVAN, ESQ.
                             WILLIAM A. RODONI, ESQ.
                             JULIE F. HANIGER, ESQ.
                        Gray Cary Ware & Freidenrich LLP
                               400 Hamilton Avenue
                               Palo Alto, CA 94301
                                  -------------
         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
--------------------------------------------------------------------------------

                                                              Proposed Maximum    Proposed Maximum
                                           Amount to be        Offering Price    Aggregate Offering         Amount of
 Title of Shares to be Registered           Registered           Per Share             Price             Registration Fee
 --------------------------------           ----------           ---------             -----             ----------------
Common Stock, ($0.001 par  value)       180,822 shares (1)       $11.00 (2)         $1,989,042 (3)           $ 587 (3)

--------------------------------------------------------------------------------

          (1) Includes 2,251 shares issuable upon exercise of outstanding warrants.
          (2) Estimated solely for the purpose of computing the registration fee.
          (3) Computed pursuant to Rule 457(c) based upon the average high and low sale prices reported on the Nasdaq National Market for August 18, 1998.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION DATED AUGUST 21, 1998

                                 180,822 SHARES

                             THE VANTIVE CORPORATION

                                  COMMON STOCK

     The 180,822 shares (the "Shares") of Common Stock of The Vantive Corporation, a Delaware corporation ("Vantive" or the "Company"), offered by this Prospectus were issued in connection with the merger of Wayfarer Communications, Inc., a California corporation ("Wayfarer"), with and into Revo Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Vantive, which was consummated on June 30, 1998 (the "Wayfarer Merger"). The Shares consist of (i) 178,571 shares of Common Stock which may be sold from time to time by or on behalf of certain former shareholders of Wayfarer (the "Selling Shareholders") and (ii) 2,251 shares of Common Stock issuable upon exercise of certain warrants (the "Warrants") to purchase Common Stock of the Company issued to certain Selling Shareholders by Wayfarer and assumed by the Company pursuant to the terms of the Wayfarer Merger. See "Selling Shareholders." In connection with the Wayfarer Merger, the Company has agreed to register the Shares under the Securities Act of 1933, as amended (the "Securities Act"). The Company has also agreed to use all reasonable efforts to cause the registration statement covering the Shares to become effective as promptly as practicable after filing and to keep this Registration Statement effective until the earlier of (i) June 30, 1999 or (ii) such time as the Shares can be sold without compliance with the registration requirements of the Securities Act, provided however that the Company shall have the right with certain limitations to require that the Selling Shareholders suspend open market offers and sales of the Shares whenever, and for so long as, in the reasonable judgment of the Company in good faith there may be or is in existence material undisclosed information with respect to the Company. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders. The Company will receive proceeds from the exercise of the Warrants, if any, and will use any such proceeds for general corporate purposes. See "Use of Proceeds."

     The Company has been advised by the Selling Shareholders that they intend to sell all or a portion of the Shares from time to time in The Nasdaq National Market, in negotiated transactions or otherwise, and on terms and at prices then obtainable. The Selling Shareholders and any broker-dealers, agents or underwriters that participate with the Selling Shareholders in the distribution of any of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Company has agreed to indemnify in certain circumstances the Selling Shareholders against certain liabilities, including liabilities under the Securities Act. The Selling Shareholders have agreed to indemnify in certain circumstances the Company against certain liabilities, including liabilities under the Securities Act. See "Plan of Distribution."

     The Company will bear all out-of-pocket expenses incurred in connection with the registration of the Shares, including, without limitation, all registration and filing fees imposed by the Securities and Exchange Commission (the "Commission"), the National Association of Securities Dealers (the "NASD") and blue sky laws, printing expenses, transfer agents' and registrars' fees, and the reasonable fees and disbursements of the Company's outside counsel and independent accountants and a single counsel for all of the Selling Shareholders, but excluding underwriting discounts and commissions and transfer or other taxes and other costs and expenses incident to the offering and sale of the shares to the public which shall be borne by the Selling Shareholders.


     THE SHARES HAVE NOT BEEN REGISTERED FOR SALE UNDER THE SECURITIES LAWS OF ANY STATE OR JURISDICTION AS OF THE DATE OF THIS PROSPECTUS. BROKERS OR DEALERS EFFECTING TRANSACTIONS IN THE SHARES SHOULD CONFIRM THE REGISTRATION OF THE SHARES UNDER THE SECURITIES LAWS OF THE STATES IN WHICH SUCH TRANSACTIONS OCCUR, OR THE EXISTENCE OF ANY EXEMPTIONS FROM SUCH REGISTRATION.

     The Company's Common Stock is currently traded on The Nasdaq National Market under the symbol "VNTV". On August 18, 1998, the last sale price of the Company's Common Stock as reported on The Nasdaq National Market was $11.00.

                         ------------------------------

             SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF
                           THE SHARES OFFERED HEREBY.

                         ------------------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
              COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
                      UPON THE ACCURACY OR ADEQUACY OF THIS
                      PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                         ------------------------------


               The date of this Prospectus is August _____, 1998.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission. The Company's Common Stock is traded on The Nasdaq National Market. Reports and other information concerning the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006. Such reports and other information may also be inspected without charge at a Web site maintained by the Commission. The address of the site is http:\\www.sec.gov.

     The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, copies of which may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

          1. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed on August 9, 1995;

          2.   Annual Report on Form 10-K for the year ended December 31, 1997;

          3. Quarterly Reports on Form 10-Q for the three-month periods ended March 31, 1998 and June 30, 1998; and

          4.   Current Reports on Form 8-K filed on June 23, 1998 and July 15,
               1998.

          All documents and reports subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated by reference in this Prospectus (other than any exhibits thereto). Requests for such documents should be submitted in writing to The Vantive Corporation, 2455 Augustine Drive, Santa Clara, California 95054, Attention: Chief Financial Officer, or by telephone at (408) 982-5700.

                                   THE COMPANY

     The Vantive Corporation is a leading provider of front-office automation software that automates sales and marketing, call centers, field service, help desk and quality assurance operations. These integrated front-office software applications, called the Vantive Enterprise, are designed to enable businesses to attract, acquire and retain customers. The front-office applications comprising Vantive Enterprise are built using a component-based, multi-tier architecture and a common data model. Vantive Enterprise applications may also be used through a Web-based browser, providing the end-user access to the software outside the traditional office environment. Vantive Enterprise software may be used independently or as part of an integrated, enterprise-wide, front-office automation system. The Company believes that businesses implementing an integrated front-office automation system can better manage customer relationships by sharing valuable customer information throughout the organization. The Company's front-office software applications have been deployed by businesses in a broad range of industries, including software, communications, consumer products, finance, outsourcing/services, personal computer hardware, healthcare, manufacturing, medical products, public sector/regulated industry, online services, consumer goods and retail.

     On June 30, 1998, the Company completed the Wayfarer Merger, pursuant to which Wayfarer, a leader in Web-based information delivery, became a wholly-owned subsidiary of the Company. Under the terms of the agreement, Vantive issued 178,571 shares of the Company's Common Stock in exchange for all outstanding shares of Wayfarer and has reserved 2,251 shares of the Company's Common Stock issuable upon exercise of the Warrants. The Wayfarer Merger has been accounted for as a purchase, and Vantive has recorded charges related to the acquisition of approximately $9.5 million, including a one-time in-process research and development charge and a compensatory bonus expense in the second quarter of 1998.

     The Company was incorporated in California on October 25, 1990 and reincorporated in Delaware on August 10, 1995. The Company's principal executive offices are located at 2455 Augustine Drive, Santa Clara, California 95054, and its telephone number is (408) 982-5700.

                                  RISK FACTORS

     The following risk factors should be considered in conjunction with the other information included and incorporated by reference in its Prospectus before purchasing the Common Stock offered hereby. This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Actual results could differ materially from those projected in these forward-looking statements as a result of a variety of factors, including those set forth below and elsewhere in this Prospectus.

FUTURE OPERATING RESULTS UNCERTAIN.

     The Company has experienced significant growth and significant fluctuations in growth in revenues in recent periods. The Company does not believe that the historical growth rates of revenues will be sustainable or are indicative of future results. In addition, the Company's limited operating history makes the prediction of future operating results difficult or impossible. The Company's future operating results will depend on many things, including demand for the Company's products, the level of product and price competition, the ability of the Company to develop and market new products and to control costs, the ability of the Company to expand its direct sales force and indirect distribution channels and the ability to attract and retain key personnel. The Company is currently investing, and intends to continue to invest, significant resources to develop its sales strategy, which could adversely affect the Company's operating margins. Competition for good salespeople and sales managers is intense and there can be no assurance that the Company can retain its existing sales personnel or that it can attract, assimilate and retain additional highly qualified sales personnel in the future. The Company's strategy also depends, in part, on relationships with third parties. There also can be no assurance that the Company will attract and retain appropriate high-end integrators, resellers and other third party distributors to market the Company's products effectively. Further, the Company believes, based on interactions with its customers and potential customers, that the purchase of its products is relatively discretionary and generally involves a significant commitment of capital. As a result, in the event of any downturn in any potential customer's business or the economy in general, purchases of the Company's products may be deferred or canceled, which could have a material adverse effect on the Company's business, results of operations and financial condition. The Company was not profitable prior to 1995 and there can be no assurance that the Company will remain profitable on a quarterly or annual basis.

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS.

     The Company's quarterly operating results have in the past varied substantially and will probably in the future vary significantly depending on factors such as the size, timing and recognition of revenue from significant orders, increased competition, sales execution, the timing of new product releases by the Company and its competitors, market acceptance of the Company's products, changes in the Company's and its competitors' pricing policies, the mix of license and service revenue, budgeting cycles of its customers, seasonality, the mix of direct and indirect sales, changes in operating expenses, changes in Company strategy, personnel changes, foreign currency exchange rates and general economic factors.

     A significant portion of the Company's revenues in any quarter is typically derived from non-recurring sales to a limited number of customers. Accordingly, revenues in any one quarter are not indicative of revenues in any future period. In addition, like many software applications businesses, the Company has generally recognized a substantial portion of its revenues in the last month of each quarter, with these revenues concentrated in the last weeks of the quarter. Any significant deferral of purchases of the Company's products, or failure by the Company to close anticipated transactions could have a material adverse effect on the Company's business, results of operations and financial condition in any particular quarter and to the extent that significant sales occur earlier than expected, operating results for subsequent quarters may be adversely affected. Product revenues are also difficult to forecast because the market for front-office automation software products is rapidly evolving. The Company's sales cycle is typically six to nine months but varies substantially from customer to customer. The Company expects that sales made through indirect channels, which are harder to predict and usually have lower margins than direct sales, will increase as a percentage of total revenues.

     The Company operates with little order backlog because its products are typically shipped shortly after orders are received. As a result of these factors, quarterly revenues for any future quarter are not predictable with any significant degree of certainty. The Company's expense levels are based, in part, on its expectations as to future revenues. Net income may be disproportionately affected by a reduction in revenues, because most of the Company's expenses do not vary with revenues. The Company may also choose to reduce prices or increase spending in response to competition or to pursue new market opportunities. In particular, if new competitors, technological advances by existing competitors, or other competitive factors require the Company to invest significantly greater resources in research and development efforts, the Company's operating margins in the future may be adversely affected.

     Because of these factors, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and that such comparisons should not be relied upon as indications of future performance. Due to all of the foregoing factors, and as occurred in the quarter ended June 30, 1998, it is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. If this happens, the price of the Company's Common Stock will likely be materially adversely affected.

RAPID TECHNOLOGICAL CHANGE AND PRODUCT DEVELOPMENT RISKS.

     The front-office automation software market is subject to rapid technological change, changing customer needs, frequent new product introductions and evolving industry standards that may render existing products and services less marketable or obsolete. As a result, the Company's position in its existing markets or other markets that it may enter could be eroded rapidly by product advances. The life cycles of the Company's products are difficult to estimate. The Company's growth and future financial performance will depend in part on its ability to enhance existing applications, develop and introduce new applications that keep pace with technological advances, meet changing customer requirements, respond to competitive products and achieve market acceptance. These are increasingly complex and costly undertakings. For example, the Company's customers have adopted a wide variety of hardware, software, database, Internet-based and networking platforms and as a result, to gain broad market acceptance, the Company must continue to support and maintain its products on a variety of such platforms. The Company's future success will depend on its ability to address the increasingly sophisticated needs of its customers by supporting existing and emerging hardware, software, database, Internet-based and networking platforms and by developing and introducing enhancements to its products and new products on a timely basis that keep pace with technological developments, evolving industry standards and changing customer requirements. The Company may not be able to successfully change other aspects of its business, such as its distribution channels or cost structure, if technological changes in its market require such change.

     The Company's product development efforts require substantial investments by the Company. There can be no assurance that the Company will have sufficient resources to make the necessary investments. The Company has in the past experienced development delays and there can be no assurance that the Company will not experience such delays in the future. There can be no assurance that the Company will not experience difficulties that could delay or prevent the successful development, introduction or marketing of new or enhanced products in the future. In addition, there can be no assurance that such products will meet the requirements of the marketplace and achieve market acceptance. If the Company is unable, for technological or any other reasons, to develop and introduce new and enhanced products in a timely manner, the Company's business, results of operations and financial condition could be materially adversely affected.

     Software products as complex as those offered by the Company may contain errors that may be detected at any point in the products' life cycles. The Company has in the past discovered software errors in certain of its products and has delayed shipment of products during the period required to correct these errors. There can be no assurance that, despite testing by the Company and by current and potential customers, errors will not be found, resulting in loss of, or delay in, market acceptance and sales, diversion of development resources, injury to the Company's reputation, or increased service and warranty costs, any of which could have a material adverse effect on the Company's business, results of operations and financial condition.

RISKS ASSOCIATED WITH POTENTIAL ACQUISITIONS.

     As part of its business strategy, the Company expects to review acquisition prospects that would complement its existing product offerings, augment its market coverage or enhance its technological capabilities or that may otherwise offer growth opportunities. Future acquisitions by the Company could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities or amortization expenses related to goodwill and other intangible assets, any of which could materially adversely affect the Company's operating results and/or the price of the Company's Common Stock. Acquisitions entail numerous risks, including difficulties in the assimilation of acquired operations, technologies and products, diversion of management's attention to other business concerns, risks of entering markets which the Company has no or limited prior experience and potential loss of key employees of acquired organizations. No assurance can be given as to the ability of the Company to successfully integrate any businesses, products, technologies or personnel that might be acquired in the future, and the failure of the Company to do so could have a material adverse effect on the business, operating results and financial condition of the Company.

COMPETITION.

     The front-office automation software market is intensely competitive, highly fragmented and subject to rapid change. Because the Company offers multiple applications that can be purchased separately or integrated as part of Vantive Enterprise, the Company competes with a variety of other businesses depending on the target market for their applications software products. These competitors include a select number of businesses targeting the enterprise-level and department-level front-office markets, such as Astea International, Inc., Aurum Software, Inc. (a subsidiary of The Baan Company), Clarify, Inc., Onyx Software, and Siebel Systems, Inc.

     The Company also competes with a substantial number of businesses that offer products targeted at one or more specific markets, including the customer support market, the help desk market, the quality assurance market and the sales and marketing automation market, such as Remedy Corporation and Software Artistry, Inc. (which was acquired by the IBM subsidiary, Tivoli Systems, Inc.). The Company believes that such point solution providers may expand their product offerings, which could provide increased competition for the company across its market segments. The Company also competes with third party professional service organizations that develop custom software and with internal information technology departments of customers that develop customer interaction applications. Among the Company's current and potential competitors are also a number of large hardware and software businesses that may develop or acquire products that compete with the Company's products. In this regard, SAP AG, Oracle Corporation and The Baan Company have each introduced sales automation and/or customer support modules as part of their application suites. Oracle has announced the creation of a network of third party dealers that will sell Oracle's application suites exclusively to medium-sized businesses.

     The Company expects that large software vendors in the enterprise resource planning market will continue to enter and pursue the front-office automation market. These competitors have significantly greater financial, marketing, service, support, technical and other resources than the Company.

     The Company also expects that competition will increase as a result of software industry consolidations. Current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of the Company's prospective customers. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. The Company also expects that competition may increase as a result of both new software start ups entering the market as well as existing software industry vendors which may be planning to enter the market for front-office applications. Increased competition is likely to result in price reductions, reduced operating margins and loss of market share, any of which could materially adversely affect the Company's business, results of operations and financial condition. Many of the Company's current and potential competitors have significantly greater financial, marketing, service, support, technical and other resources than the Company. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion, service and sale of their products than can the Company. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not materially adversely affect its business, results of operations and financial condition.

     The Company believes that the principal competitive factors affecting its market include product features such as adaptability, scalability, ability to integrate with products produced by other vendors, functionality, ease of use and such other factors as product reputation, quality, performance, price, customer service and support, the effectiveness of sales and marketing efforts and company reputation. Although the Company believes that its products currently compete favorably with respect to such factors, there can be no assurance that the Company can maintain its competitive position against current and potential competitors, especially those with significantly greater financial, marketing, service, support, technical and other resources.

DEPENDENCE ON EMERGING MARKETS FOR FRONT-OFFICE AUTOMATION SOFTWARE; PRODUCT CONCENTRATION.

     The Company's future financial performance will depend in large part on the growth in demand for individual front-office automation applications as well as the number of organizations adopting comprehensive front-office automation software information systems. To date, much of the Company's license revenues have resulted from sales of individual applications, particularly Vantive Support, Vantive HelpDesk, and Vantive Sales. The markets for these applications are relatively new and undeveloped and failure of these markets to expand would have a material adverse effect on the Company's business, results of operations and financial condition. Additionally, the Company is investing in the field service and quality automation markets. Should these markets fail to develop, not accept the Company's products or cause the company to lose new business and/or customers in its traditional markets, there would be an adverse effect on the Company's business, results of operations and financial condition.

     The Company believes that an important competitive advantage for its software applications is their ability to be integrated with one another and with other back-office software applications to create an enterprise-wide information system. If the demand for integrated suites of front-office automation applications fails to develop, or develops more slowly than the Company currently anticipates, it could have a material adverse effect on the demand for the Company's applications and on its business, results of operations and financial condition. In addition, any other factor adversely affecting the demand for the Company's existing applications could have a material adverse effect on the Company's business, results of operations and financial condition.

MANAGEMENT OF EXPANDING OPERATIONS; DEPENDENCE UPON KEY PERSONNEL.

     The Company's ability to compete effectively and to manage future growth, if any, will require the Company to continue to improve its financial and management controls, reporting systems and procedures on a timely basis and expand, train and manage its workforce. There can be no assurance that the Company will be able to do so. The Company's failure to do so could have a material adverse effect on the Company's business, results of operations and financial condition. The Company has recently hired a significant number of employees, including senior sales and marketing personnel and in order to maintain its ability to grow in the future, the Company will be required to significantly increase its total headcount. In addition, the Company's future performance depends in significant part upon attracting and retaining key technical, sales, senior management and financial personnel. In particular, delays in hiring sales or research and development personnel may have a material adverse effect on the Company's business, results of operations and financial condition. The loss of the services of one or more of the Company's officers or the inability to recruit other additional senior management could have a material adverse effect on the Company's business, results of operations and financial condition. Competition for such personnel is intense and the inability to retain its key technical, sales, senior management and financial personnel or to attract, assimilate or retain other highly qualified technical, sales, senior management and financial personnel in the future on a timely basis could have a material adverse effect on the Company's business, results of operations and financial condition.

INTERNATIONAL OPERATIONS, FOREIGN CURRENCY FLUCTUATIONS.

     International revenue, or revenue derived from sales to customers in foreign countries, accounted for approximately 28% and 15% of the Company's revenue in the quarter ended June 30, 1998 and 1997, and 28% and 13% of the Company's revenue in the six months ended June 30, 1998 and 1997, respectively. International revenues increased by 177% for the quarter ended June 30, 1998 compared to quarter ended June 30, 1997 and by 214% for the six months ended June 30, 1998 compared to six months ended June 30, 1997 demonstrating the wide acceptance of Vantive's front office automation products through the IT Community. The majority of this international revenue has come from Europe. The Company believes that its continued growth and profitability will require further expansion of its international operations. To successfully expand international sales, the Company must establish additional foreign operations, hire additional personnel and recruit additional international resellers. To the extent that the Company is unable to do so in a timely manner, the Company's growth in international sales, if any, will be limited and the Company's business, results of operations and financial condition could be materially adversely affected.

     As the Company continues to expand its international operations, significant costs may be incurred before achieving any additional international revenues, which could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, future increases in the value of the U.S. dollar could make the Company's products less competitive in foreign markets. There are certain risks inherent in doing business on an international level, such as unexpected changes in regulatory requirements, export restrictions, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, longer payment cycles, problems in collecting accounts receivable, political instability, changes in foreign economic conditions, fluctuations in currency exchange rates, seasonal reductions in business activity during the summer months in Europe and certain other parts of the world and potentially adverse tax consequences, any of which could adversely impact the success of the combined company's international operations. The Company's foreign subsidiaries operate primarily in local currencies, and their results are translated into US dollars. If the value of the US dollar increases relative to foreign currencies, the Company's operating results could be materially adversely affected. In particular, revenue from sales in the Pacific Rim could be adversely affected by declines in the value of such currencies against the dollar.

     The Company has not been significantly affected by the recent unfavorable economic conditions in certain Asian and Pacific Rim countries. If the economic conditions in these markets do not improve, this may have an adverse impact on the Company's business, results of operations, and financial condition.

INCREASED USE OF THIRD PARTY SOFTWARE.

     The Company currently markets a proprietary application development environment for its customers to tailor its products. This application development environment is also used by the Company to build and modify its products. The Company believes, based on interactions with its customers and potential customers, that it currently derives a competitive advantage from this proprietary application development environment. However, the Company believes that competitive pressures, technological changes demanded by customers and significant advances in the sophistication of third party application development tools such as Visual Basic will require the Company to make greater use of third party software in the future. The greater use of third party software could require the Company to invest significant resources in rewriting some or all of its software applications products utilizing third party software and/or to enter into license arrangements with third parties which could result in higher royalty payments and a loss of product differentiation and any competitive advantage associated with the proprietary development environment. There can be no assurance that the Company would be able to successfully rewrite its applications or enter into commercially reasonable licenses and the costs of, or inability or delays in doing so could have a material adverse effect on the Company's business, results of operations and financial condition.

LEVERAGE; SUBORDINATION.

     In connection with the August 1997 sale of its 4.75% Convertible Subordinated Notes (the "Notes"), the Company has incurred $69 million of indebtedness. As a result of this additional indebtedness, the Company's principal and interest obligations have increased substantially. The degree to which the

Company is leveraged could materially and adversely affect the Company's ability to obtain financing for working capital, acquisitions or other purposes and could make it more vulnerable to industry downturns and competitive pressures. The Company's ability to meet its debt service obligations is dependent upon the Company's future performance, which will be subject to financial, business and other factors affecting the operations of the Company, many of which are beyond its control.

NEED TO EXPAND DISTRIBUTION CHANNELS AND SUCCESSFULLY LEVERAGE THIRD PARTY RELATIONSHIPS.

     An important element of the Company's distribution strategy is to expand its direct sales force, to create additional relationships with third parties and to dedicate certain direct sales resources and leverage third party relationships to cover key vertical markets. An important element of the Company's strategy is to integrate its products with products from enterprise resource planning ("ERP") vendors. The Company is currently investing and intends to continue to invest, significant resources toward these strategies, which could adversely affect the Company's operating margins. In this regard, the Company has recently hired significant numbers of direct salespeople. Competition for salespeople is intense and there can be no assurance that the Company can retain its existing salespeople or that it can attract, assimilate and retain additional highly qualified salespeople in the future. The Company's distribution strategy also depends, in large part, on attracting and retaining beneficial third party relationships. There also can be no assurance that the Company will be able to attract and retain appropriate high-end integrators, resellers, other third party distributors or ERP vendors. The Company's agreements with these third parties are not exclusive and, in many cases, may be terminated by either party without cause. In addition, many of these third parties sell or co-market competing product lines. Therefore, there can be no assurance that any of these parties will continue to represent or recommend the Company's products. There also can be no assurance that the Company will effectively identify key vertical markets. The inability to recruit, or the loss of, important direct sales personnel, high-end integrators, resellers, other third party distributors or ERP vendors, or the failure to effectively identify key vertical markets, could have a material adverse effect on the Company's business, results of operations and financial condition.

POSSIBLE VOLATILITY OF STOCK PRICE.

     Future announcements concerning the Company or its competitors, quarterly variations in operating results, announcements of technological innovations, the introduction of new products or changes in product pricing policies by the Company or its competitors, proprietary rights or other litigation, changes in earnings estimates by analysts or other factors could cause the market price of the Common Stock to fluctuate substantially. In addition, stock prices for many technology companies fluctuate widely for reasons which may be unrelated to operating results of such companies. These fluctuations, as well as general economic, market and political conditions such as changes in interest rates, recessions or military conflicts, may materially and adversely affect the market price of the Company's Common Stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such companies. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company's business, results of operations and financial condition.

ANTI-TAKEOVER EFFECTS OF RESTATED CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW.

     Certain provisions of the Company's Restated Certificate of Incorporation and Bylaws and of Delaware Law could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. Such provisions could diminish the opportunities for a stockholder to participate in tender offers, including tender offers at a price above the then current market value of the common stock. Such provisions may also inhibit increase in the market price of the common stock that could result from takeover attempts. In addition, the Restated Certificate of Incorporation authorizes 2,000,000 shares of undesignated preferred stock. The board of directors of the Company, without further stockholder approval, may issue this preferred stock with such terms as the board of directors may determine, which could have the effect of delaying or preventing a change in control of the Company. The issuance of preferred stock could also adversely affect the voting power of the holders of common stock, including the loss of voting control. Such preferred stock could be utilized to implement, without stockholder approval, a stockholders' right plan that could be triggered by certain change in control transactions, which could delay or prevent a change in control of the Company or could impede a merger, consolidation, takeover or other business combination involving the Company, or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company. The Company's bylaws and indemnity agreements provide that the Company will indemnify officers and directors against losses that they may incur in legal proceedings resulting from their service to the Company. In addition, the Restated Certificate of Incorporation and Bylaws eliminate the right of stockholders to take action by written consent. Moreover, section 203 of the Delaware General Corporation Law restricts certain business combinations with "interested stockholders" as defined by that statute. The provisions of the Restated Certificate of Incorporation and Bylaws and of Delaware Law are intended to encourage potential acquirers to negotiate with the Company and allow the board of directors the opportunity to consider alternative proposals in the interest of maximizing stockholder value. However, such provisions may also have the effect of discouraging acquisition proposals or delaying or preventing a change in control of the Company, which in turn may have an adverse effect on the market price of the Company's common stock.

DEPENDENCE ON LICENSED TECHNOLOGY.

     Vantive licenses technology on a non-exclusive basis from several businesses for use with its products and anticipates that it will continue to do so in the future. The inability of the Company to continue to license these products or to license other products for use with its products or substantial increases in royalty payments under these third party licenses could have a material adverse effect on its business, results of operations and financial condition. In addition, the effective implementation of the Company's products depends upon the successful operation of these licensed products in conjunction with the Company's products and therefore any undetected errors in such licensed products may prevent the implementation or impair the functionality of the Company's products, delay new product introductions and/or injure the Company's reputation. Such problems could have a material adverse effect on the Company's business, results of operations and financial condition.

DEPENDENCE ON PROPRIETARY TECHNOLOGY; RISKS OF INFRINGEMENT.

     The Company's success is heavily dependent upon proprietary technology. The Company relies primarily on a combination of copyright, trademark and trade secrets laws, as well as confidentiality procedures and contractual provisions to protect its proprietary rights. There can be no assurance that such measures will be adequate to protect the Company from infringement of its technology. The Company presently has no patents or patent applications pending. Despite the Company's efforts to protect its proprietary rights, attempts may be made to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. In particular, as the Company provides its licensees with access to the proprietary information underlying the Company's licensed applications, there can be no assurance that licensees or others will not develop products which infringe the Company's proprietary rights.

     Policing unauthorized use of the Company's products is difficult and while the Company is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to as great an extent as do the laws of the United States. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar technology. The Company is not aware that any of its products infringe the proprietary rights of third parties, although the Company has in the past and may in the future, receive communications alleging possible infringement of third party intellectual property rights. The Company expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in the Company's target markets grows and the functionality of products in such markets overlaps. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all, which could have a material adverse effect upon the Company's business, results of operations and financial condition.

PRODUCT LIABILITY.

     The Company's license agreements with its customers typically contain provisions intended to limit the Company's exposure to potential product liability claims. It is possible that the limitation of liability provisions contained in the Company's agreements may not be effective. Although the Company has not experienced any product liability claims to date, the sale and support of products by the Company and the incorporation of products from other businesses may entail the risk of such claims. A successful product liability action brought against the Company could have a material adverse effect upon the Company's business, results of operations and financial condition.

YEAR 2000 COMPLIANCE.

     Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from the 20th century dates. As a result many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements. Although the Company believes that its systems are Year 2000 compliant, the Company utilizes third-party equipment and software that may not be Year 2000 compliant. Failure of such third-party equipment or software to operate properly with regard to Year 2000 and thereafter could require the Company to incur unanticipated expenses to address any problems, which could have a material adverse effect on the Company's business, operating results and financial condition. The business, operating results and financial condition of the Company's customers could be adversely affected to the extent that they utilize third-party software products which are not Year 2000 compliant. Furthermore, the purchasing patterns of customers or potential customers may be affected by Year 2000 issues as companies expend significant resources to correct their current systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase products and services such as those offered by the Company, which could have a material adverse effect on the Company's business, operating results and financial condition. The Vantive Enterprise has been designed to support dates well into the next century and to be Year 2000 compliant. Failure of the software to operate properly with regard to Year 2000 and thereafter could require the Company to incur unanticipated expenses to address any problems, which could have a material adverse effect on the Company's business, operating results and financial condition.

                              SELLING SHAREHOLDERS

     Certain Selling Shareholders hold Shares which were issued by the Company in the Wayfarer Merger and certain Selling Shareholders will hold shares of Common Stock of the Company which are issuable upon exercise of the Warrants.

     The table below lists the Selling Shareholders and the number of shares of Vantive Common Stock which each owned as of August 12, 1998, all of which are subject to sale pursuant to this Registration Statement, and the number of the shares of Vantive Common Stock which each would own assuming that such number of Shares were offered and assuming the sale of all such Shares permitted to be sold.


                                                             SHARES OWNED
                SELLING SHAREHOLDER(1)                     BEFORE OFFERING
                ----------------------                     ---------------
    Joyce and William Armstrong                                 20
    Bay Partners SBIC                                           15,523
    Bayview Investors, Ltd.                                     4,657
    Philipp J. Beisel                                           1,061
    Philipp W. Beisel                                           824
    Edward E. Colby                                             2,363
    Dennis S. Crow                                              20
    Michael Curry                                               10
    David and Susan Davis                                       46
    Freda Mae Davis                                             172
    Jane Dietze                                                 51
    Landon M. Dyer                                              186
    David and Michaelyn Eppley                                  73
    F&W Investments 1996                                        398
    Donald G. and Jean M. Foster                                265
    Jamie Hamilton                                              51
    Robert Scott Healy                                          3
    Roland Heiniel                                              18
    Thomas A. and Susan C. Herring                              26
    Jeff Hosley                                                 51
    Hummer Winblad Tech. Fund II, L.P.                          983
    Hummer Winblad Tech Fund II(A), L.P.                        80
    Hummer Winblad Venture Partners II, L.P.                    25,504
    Brian Jacoby                                                2
    J.F. Shea Co., Inc. as Nominee                              7,761
    Berta Kerr                                                  2
    Korea Technology Banking Corp.                              13,265
    Carl and Sandi Lefebvre                                     2
    William P. and Jane S. Marino                               3
    Joseph E. McKairnes                                         2
    Darlene Mooreland                                           51
    Christopher and Sandra Goozee Nichols                       5
    William J. Patterson, Sr.                                   32
    Stephen Piziali                                             18
    Stephen Quinn                                               1
    RC Search, Inc.                                             2
    RS & Co. IV, L.P.                                           26,389
    Patricia and Cory Ricard                                    13

                                                             SHARES OWNED
                SELLING SHAREHOLDER(1)                     BEFORE OFFERING
                ----------------------                     ---------------

    DonnaJay and Jeffry Robelen                                 2
    Alain Rossman                                               830
    Mark Rozanski                                               2
    Carol M. Sams                                               3
    Dr. Robert Scoren                                           265
    Robert Donald Scoren Trust                                  53
    Anna Seitz                                                  219
    Gregory Seitz                                               612
    Sequoia Capital VI                                          44,074
    Sequoia Technology Partners VI                              2,422
    Sequoia XXIV                                                929
    Sequoia 1995                                                531
    SQP 1997                                                    306
    Sequoia 1997                                                173
    Stanford University                                         464
    Sumitomo Corporation                                        26,530
    David Walls-Kaufman                                         2
    Wavelength Technologies                                     133
    Robert R. Welland                                           265
    Robert V. Welland                                           425
    Hiranori and Toyoko Yogi                                    265
    Sharon Yogi                                                 133
    Comdisco, Inc.                                              328(2)
    Silicon Valley Bank                                         1,923(3)
    ===================                                         =======
        TOTALS                                                  180,822




----------

(1) The persons/entities named in the table have sole voting and investment power with respect to all shares of Vantive Common Stock shown as beneficially owned by them, subject to community property laws, where applicable.

(2) The number of shares set forth assumes the exercise of the Warrant held by Comdisco, Inc. (the "Comdisco Warrant"). Pursuant to the terms of the Wayfarer Merger, the Company assumed the Comdisco Warrant on the same terms and conditions as were applicable prior to the Wayfarer Merger. Prior to the Wayfarer Merger, the Comdisco Warrant entitled Comdisco, Inc. to purchase 19,000 shares of Wayfarer Series D Preferred Stock. Pursuant to the terms of the Wayfarer Merger, each share of Wayfarer Series D Preferred Stock was converted into 0.0172439 of a share of Common Stock of the Company. Thus, upon the effectiveness of the Wayfarer Merger, Comdisco, Inc. is entitled to receive 328 shares of Common Stock of the Company upon exercise of the Comdisco Warrant.

(3) The number of shares set forth assumes the exercise of two Warrants held by Silicon Valley Bank (collectively, the "Silicon Warrants"). Pursuant to the terms of the Wayfarer Merger, the Company assumed the Silicon Warrants on the same terms and conditions as were applicable prior to the Wayfarer Merger. Prior to the Wayfarer Merger, the Silicon Warrants entitled Silicon Valley Bank to purchase an aggregate of 60,923 shares of Wayfarer Series F Preferred Stock. Pursuant to the terms of the Wayfarer Merger, each share of Wayfarer Series F Preferred Stock was converted into 0.0315696 of a share of Common Stock of the Company. Thus, upon the effectiveness of the Wayfarer Merger, Silicon Valley Bank is entitled to receive an aggregate of 1,923 shares of Common Stock of the Company upon exercise of the Silicon Warrants.

                              PLAN OF DISTRIBUTION


     Pursuant to the Agreement and Plan of Reorganization dated June 18, 1998 by and among the Company, Revo Acquisition Corporation and Wayfarer, the Company has filed with the Commission under the Securities Act the Registration Statement, of which this Prospectus forms a part, with respect to the resale of the Shares from time to time and has agreed to use all reasonable efforts to cause such Registration Statement to remain effective until the earlier of (i) June 30, 1999 or (ii) such time as the Shares can be sold without compliance with the registration requirements of the Securities Act; provided, however, that the Company has the right, subject to certain limitations, to require that the Selling Shareholders suspend open market offers and sales of the Shares whenever, and for so long as, in the reasonable judgment of the Company in good faith, there is or may be in existence material undisclosed information or events with respect to the Company.

     Each of the Selling Shareholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. The Selling Shareholder may choose to sell the Shares from time to time at market prices prevailing at the time of the sale, at prices related to the then prevailing market prices or in negotiated transactions, including pursuant to an underwritten offering or pursuant to one or more of the following methods: (a) block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers.

     In connection with the sale of the Shares, Selling Shareholders may engage broker-dealers who in turn may arrange for other broker-dealers to participate. Broker-dealers may receive commissions or discounts from the Selling Shareholders in amounts to be negotiated immediately prior to the sale. In addition, underwriters or agents may receive compensation from the Selling Shareholders or from purchasers of the Shares for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell Shares to or through dealers, such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they act as agents. Underwriters, dealers and agents that participate in the distribution of the Shares may be deemed to be underwriters and any discounts or commissions received by them from the Selling Shareholders and any profit on the resale of the Shares by them may be deemed to be underwriting discounts and commissions under the Securities Act.

     At the time a particular offer of Shares is made, to the extent required, a supplement to this Prospectus will be distributed which will identify and set forth the aggregate amount of Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for Shares purchased from the Selling Shareholders and/or the Company, and any discounts, commissions or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public.

     The Company has agreed to indemnify in certain circumstances the Selling Shareholders against certain liabilities, including liabilities under the Securities Act. The Selling Shareholders have agreed to indemnify in certain circumstances the Company against certain liabilities, including liabilities under the Securities Act.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the shares may not simultaneously engage in market making activities with respect to the shares for a period of nine business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, rules 10B-2, 10B-6 and 10B-7, which provisions may limit the timing of purchases and sales of the shares by the selling shareholders.

     In order to comply with certain states' securities laws, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the shares may not be sold unless the shares have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

     The Company will bear all out-of-pocket expenses incurred in connection with the registration of the Shares, including, without limitation, all registration and filing fees imposed by the Commission, the NASD and blue sky laws, printing expenses, transfer agents' and registrars' fees, and the fees and disbursements of the Company's outside counsel and independent accountants, but excluding underwriting discounts and commissions and transfer or other taxes which shall be borne by the Selling Shareholders.


                                 USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders. The Company will receive proceeds from the exercise of the Warrants, if any, and will use any such proceeds for general corporate purposes.


                                  LEGAL MATTERS

     The validity of the Shares is being passed upon for the Company by Gray Cary Ware & Freidenrich LLP, Palo Alto, California.


                                     EXPERTS

     The consolidated financial statements of the Company appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Arthur Andersen LLP, independent accountants, as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

================================================================================

No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus in connection with the offering described herein, and, if given or made, such information or representation must not be relied upon as having been authorized by the company, any selling shareholder or by any underwriter. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the registered securities to which it relates, or an offer to sell, or a solicitation of an offer to buy, in any jurisdiction in which it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.


                                TABLE OF CONTENTS

                                                PAGE
                                                ----
Available Information..................           1

Incorporation of Certain Documents by
    Reference..........................           1

The Company............................           2

Risk Factors...........................           3

Selling Shareholders...................           11

Plan  of Distribution..................           13

Use of Proceeds........................           14

Legal Matters..........................           14

Experts................................           14



                                   PROSPECTUS





                                 180,822 SHARES





                            THE VANTIVE CORPORATION






                                  COMMON STOCK








                                August ____, 1998

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the Securities and Exchange Commission registration and listing and filing fees.

                                                                                                To be Paid
                                                                                                  By The
                                                                                                 Registrant
                                                                                                 ----------
         SEC Registration Fee................................................................       $ 574
         Nasdaq filing fee...................................................................       3,617
         Accounting fees and expenses........................................................       5,000
         Legal fees and expenses.............................................................       7,500
         Miscellaneous expenses..............................................................       3,309

                 Total.......................................................................     $20,000
                                                                                                  =======


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law ("Delaware Law") permits indemnification of officers, directors, and other corporate agents under certain circumstances and subject to certain limitations. The Registrant's Certificate of Incorporation and Bylaws provide that the Registrant shall indemnify its directors, officers, employees, and agents to the full extent permitted by Delaware Law, including in circumstances in which indemnification is otherwise discretionary under Delaware Law. In addition, the Registrant has entered into separate indemnification agreements with its directors and officers which would require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature) and to maintain directors' and officers' liability insurance, if available on reasonable terms. The Registrant also currently has directors' and officers' liability insurance in place.

     These indemnification provisions may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

     Section 6.15 of the Agreement and Plan of Reorganization (Exhibit 3.1) provides for indemnification by the Selling Shareholders of the Registrant and its officers and directors for certain liabilities arising under the Securities Act, or otherwise.

ITEM 16.  EXHIBITS

EXHIBIT NO.       DESCRIPTION OF DOCUMENT
-----------       -----------------------
      *3.1        Agreement and Plan of Reorganization by and among the
                  Registrant, Revo Acquisition Corporation, a Delaware
                  corporation and wholly-owned subsidiary of the Registrant, and
                  Wayfarer Communications, Inc., a California corporation.

      5.1         Opinion and Consent of Gray Cary Ware & Freidenrich LLP.

      23.1        Consent of Arthur Andersen LLP, Independent Accountants.

      23.2        Consent of Gray Cary Ware & Freidenrich LLP (included in
                  Exhibit 5.1).

      24.1        Power of Attorney (included in the Signature Page contained in
                  Part II of the Registration Statement).


* Incorporated by reference from the Registrant's Report on Form 8-K, filed July 14, 1998.


ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act of 1933, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act of 1934, that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on August 21, 1998.


                                            THE VANTIVE CORPORATION


                                            By:  /s/ John R. Luongo
                                               ---------------------------------
                                               John R. Luongo
                                               President and Chief Executive
                                               Officer


                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John Luongo and Leonard LeBlanc, and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this Registration Statement on Form S-3 (including post-effective amendments) and to perform any acts necessary in order to file such amendments, and each of the undersigned does hereby ratify and confirm all that said attorneys and agents, or their or his substitutes, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and the date indicated.

                  SIGNATURE                                             TITLE                        DATE
                  ---------                                             -----                        ----
/s/  JOHN R. LUONGO                                  President, Chief Executive Officer and       August 21, 1998
---------------------------------------------        Director (Principal Executive Officer)
                   John R. Luongo

/s/ LEONARD LEBLANC                                  Executive Vice President, Chief              August 21, 1998
---------------------------------------------        Financial Officer and Secretary
                   Leonard LeBlanc                   (Principal Financial Officer)

/s/ MICHAEL M. LOO                                   Vice President, Finance and                  August 21, 1998
---------------------------------------------        Assistant Secretary
                   Michael M. Loo                    (Chief Accounting Officer)

/s/ WILLIAM H. DAVIDOW                               Chairman of the Board of Directors           August 21, 1998
---------------------------------------------
                 William H. Davidow

/s/ KEVIN G. HALL                                    Director                                     August 21, 1998
---------------------------------------------
                    Kevin G. Hall

/s/ RAYMOND L. OCAMPO JR.                            Director                                     August 21, 1998
---------------------------------------------
                Raymond L. Ocampo Jr.

/s/ PETER A. ROSHKO                                  Director                                     August 21, 1998
---------------------------------------------
                   Peter A. Roshko

                                INDEX TO EXHIBITS

EXHIBIT NO.       DESCRIPTION OF DOCUMENT
-----------       -----------------------
      *3.1        Agreement and Plan of Reorganization by and among the
                  Registrant, Revo Acquisition Corporation, a Delaware
                  corporation and wholly-owned subsidiary of the Registrant, and
                  Wayfarer Communications, Inc., a California corporation.

      5.1         Opinion and Consent of Gray Cary Ware & Freidenrich LLP.

      23.1        Consent of Arthur Andersen LLP, Independent Accountants.

      23.2        Consent of Gray Cary Ware & Freidenrich LLP (included in
                  Exhibit 5.1).

      24.1        Power of Attorney (included in the Signature Page contained in
                  Part II of the Registration Statement).


* Incorporated by reference from the Registrant's Report on Form 8-K, filed July 14, 1998.